Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Third Quarter Results

MACON, Ga., October 24, 2008 – Atlantic Southern Financial Group, Inc. (NASDAQ Global Market:  ASFN) today announced the financial results for the nine months ended September 30, 2008 and the third quarter of 2008.

Summary

•                  Third Quarter Earnings

•                  Net Loss of $347,000

•                  Diluted Loss per Share of $0.08

•                  Earnings for the nine months ended September 30, 2008

•                  Net Earnings of $1,551,000

•                  Diluted Earnings per Share of $0.35

•                  Total Assets of $986,517,000

•                  Total risk-based capital ratio at 10.56%

•                  Suspension of the Fourth Quarter Dividend

Net Earnings

For the third quarter of 2008, the Company recorded its first net loss since December 31, 2002 with a net loss of $347,000 compared to net earnings of $2,061,000 a year earlier.  The diluted loss per share was $0.08 compared to diluted earnings per share of $0.46 a year ago.  Compared with the third quarter of 2007, the Company’s net earnings decreased $2,408,000, or 117%, and the diluted earnings per share decreased $0.54, or 117%.  The third quarter net loss is attributable to the recording of a non-cash other than temporary impairment on September 30, 2008 in the amount of $722,477 (net of tax benefit) on the Company’s investments in the Freddie Mac series F preferred stock and the Fannie Mae series R preferred stock.  At June 30, 2008, the Company had a cost basis of $1,250,009 and a carrying value of $1,151,115 on those investments.  However, as of the market close on September 30, 2008, the total market value of these securities declined to $84,725.  As a result, the Company recorded an other than temporary impairment loss of $1,165,284 on a pre-tax basis.  The Company remains well capitalized under federal prompt corrective action regulations after taking the writedown on the Fannie Mae and Freddie Mac preferred stock.

The net interest income decreased $1.1 million for the third quarter of 2008 compared to the third quarter of 2007.  This decrease is attributable to the interest rates on earning assets decreasing at a much faster pace than the cost of funds due to the rapid interest rate cuts by the Federal Reserve.

“Earnings continue to be under pressure due to the current economic climate.  The net interest margin has decreased by 119 basis points to 2.70% since the third quarter of 2007.  The asset side of the balance sheet has been severely impacted as a result of the Federal Reserve reducing the federal funds target rate to 2.0%.  Due to the competitive markets in which we operate, our cost of funds has been slow to reprice as compared to our earning assets.  Although our asset quality remains very manageable, we provided

$2.3 million to the allowance for loan loss in the first nine months of 2008 due to national and state-wide economic uncertainty and outstanding loan growth,” said President and CEO Mark Stevens.

Noninterest income decreased by $1.1 million for the third quarter of 2008 compared to the third quarter of 2007.   The decrease is a result of the non-cash other than temporary impairment loss on the investments of the Fannie Mae and Freddie Mac preferred stock.

For the third quarter of 2008 noninterest expense increased by $835 thousand compared to the third quarter of 2007.  The increase is due to the effect of the Company entering new markets last year, building additional retail centers, and strengthening the Company’s management infrastructure by adding a few key positions to help manage the growth and expansion.

“Our management team has committed to reduce noninterest expense during this current economic situation.  Our board of directors agreed to reduce director fees by 25% and all areas of noninterest expense are currently under review,” Stevens stated.

Balance Sheet

Total assets at September 30, 2008 were $986,517,000, an increase of 16%, or $134,038,000, from December 31, 2007.

At September 30, 2008, total gross loans were $795.0 million, up $97.5 million or 14%, from December 31, 2007.  Total deposits at September 30, 2008 were $846.5 million, an increase of $141.2 million, or 20%, from December 31, 2007.

“Our balance sheet has grown aggressively as of September 30, 2008.  While we remain well capitalized, we methodically slowed asset growth during the third quarter in order to preserve capital.  We have changed our focus to true relationship banking and are targeting pure deposit growth in all markets.  The strategic plan is to change our deposit mix with less reliance on certificate of deposits, thus reducing our overall cost of funds”, Stevens said.

Total shareholders’ equity was $90.1 million at September 30, 2008.  The Bank’s total risk-based capital ratio at September 30, 2008 was 10.56% compared to 11.71% a year ago.  While these ratios reflect that the Company is well capitalized, in the current financial markets it is prudent to further strengthen the Company’s balance sheet so that it emerges from the current credit crisis in a stronger position.  To that end, the Company’s management is actively examining opportunities to participate in the new programs offered by the U.S. Department of Treasury, including the TARP Capital Purchase Program.  To further preserve capital, the Company is suspending its dividend.

“Preserving capital is a top priority for us in order to remain well capitalized under regulatory guidelines.  Several bank directors elected to participate in a subordinated debt offering by the Bank.  The Bank received $950 thousand during the third quarter which will help us remain well capitalized under the federal prompt corrective action guidelines,” Stevens stated.

Asset Quality

The Company’s nonperforming assets increased approximately $7.1 million, or 129%, to approximately $12.6 million as of September 30, 2008 as compared to $5.5 million as of December 31, 2007.  This increase mainly consists of a $5.5 million loan secured by a condominium complex being placed on nonaccrual in July 2008.  All non-accrual loans are well collateralized.  All other real estate owned properties are being actively marketed for sale and the Company is continuously monitoring these properties in order to minimize any losses.

As a result of the increase in non-accrual loans, the total nonperforming assets increased to 1.58% of total loans plus other real estate owned as of September 30, 2008 compared to 0.79% as of December 31, 2007.  Net charge-offs annualized for the nine months ended September 30, 2008 were 0.15% of average loans compared to 0.11% as of December 31, 2007.

“Asset quality declined during the third quarter, we now have $12.6 million in non-accrual loans and other real estate owned.  However, our non-performing asset levels remain very manageable.  Our non-accrual loans consist principally of one large loan secured by a condominium complex, and our other real estate owned consists principally of one large coastal loan secured by residential real estate.  We continue to monitor our loan portfolio and believe our systems and policies are adequate to quickly identify problems.  Our exposure to speculative residential real estate still remains relatively low and appears to be performing better in our markets than in the Atlanta metro area,” Stevens stated.

At September 30, 2008, the allowance for loan loss amounted to $10.3 million or 1.30% of total loans outstanding compared to $8.9 million or 1.27% of total loans outstanding at December 31, 2007.  Provision for loan loss increased $1.6 million to approximately $2.3 million for the nine months ended September 30, 2008 from $640 thousand for the same period ended September 30, 2007.

“We continue to perform ongoing analysis of our loan portfolio and our allowance for loan losses.  Although non accruals have increased, net charge offs have been nominal and we remain aggressive in dealing with problem and non-performing credits,” Stevens stated.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, six locations in the coastal markets of Savannah, Darien, Brunswick and St. Simons Island, one location in the south Georgia market of Valdosta, Georgia and one location in the northeast Florida market of Jacksonville, Florida.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

Atlantic Southern Financial Group, Inc.

Financial Highlights

(unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
EARNINGS SUMMARY
Interest and Dividend Income	$13,727	$15,300	$41,631	$43,972
Interest Expense	7,706	8,159	23,367	23,113
Net Interest Income	6,021	7,141	18,264	20,859
Provision for Loan Losses	907	48	2,255	640
Noninterest Income	(144)	948	2,076	2,548
Noninterest Expense	5,718	4,883	16,225	13,555
Earnings (Loss) Before Income Taxes	(748)	3,158	1,860	9,212
Income Tax (Benefit) Expense	(401)	1,097	309	3,210
Net Earnings (Loss)	$(347)	$2,061	$1,551	$6,002

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
PERFORMANCE MEASURES
Per Share Data:
Net earnings (loss)	$(0.08)	$0.50	$0.37	$1.47
Diluted net earnings (loss)	(0.08)	0.46	0.35	1.35
Book Value	21.70	20.88	21.70	20.88
Tangible book value	16.27	15.63	16.27	15.63

Key Performance Ratios
Return on average equity	-1.53%	3.11%	2.29%	9.85%
Return on average assets	-0.14%	0.31%	0.22%	1.03%
Net interest margin, tax equivalent	2.70%	3.89%	2.94%	3.93%

	September 30,	December 31,
	2008	2007
ASSET QUALITY
Non-performing assets/loans & OREO	1.58%	0.79%
Allowance for loan losses/total loans	1.30%	1.27%
Allowance for loan losses/non-performing loans	118.27%	185.68%
Net charge-offs to average loans	0.15%	0.11%

AT PERIOD END
Loans	$794,377	$697,423
Earning Assets	914,135	791,730
Total Assets	986,517	852,479
Deposits	846,451	705,232
Shareholders’ equity	90,075	89,083

AVERAGE BALANCES
Loans	$755,685	$644,544
Earning Assets	857,941	731,927
Total Assets	923,541	793,036
Deposits	775,085	656,113
Shareholders’ equity	90,295	83,042